Exhibit 99.1

1201 South Second Street

Milwaukee, WI 53204

www.rockwellautomation.com

News Release

Rockwell Automation Announces New Chief Financial Officer

Christian Rothe to join the company on Aug. 19

MILWAUKEE (July 17, 2024) – Rockwell Automation (NYSE:ROK), the world’s largest company dedicated to industrial automation and digital transformation, today announced that Christian Rothe will join the company as senior vice president and chief financial officer on Aug. 19. He will report to Rockwell Chairman and Chief Executive Officer Blake Moret.

Rothe brings with him a broad background of executive leadership, finance, strategic planning, operations, and corporate development experience. He joins Rockwell after spending 13 years at Graco Inc., an industrial company specializing in the development and manufacturing of fluid-handling systems and products. Rothe served as chief financial officer and treasurer at Graco from 2015 through 2018 before moving into roles leading Graco’s global business divisions. He is currently the president, Global Industrial Division. Prior to Graco Rothe worked at Gardner Denver in finance and strategic development roles.

“Christian brings a strong record of success leading finance and business teams, including a deep understanding of the manufacturing industry.” Moret said. “He will accelerate the execution of our plans to combine market-beating growth with expanded margins, in line with targets introduced last year.”

“I am thrilled to join the talented team at Rockwell Automation,” said Rothe. “The global industrial operations landscape is being reimagined by advancements in factory automation and digital transformation. With its domain expertise, leadership position, and strong history of performance, Rockwell is at the forefront of this transformation. I am honored to join Blake and team as we shape the future of industrial operations worldwide.”

Rothe received an undergraduate degree from St. Cloud State University and an MBA from the University of Minnesota. He will be based out of Rockwell Automation’s global headquarters in Milwaukee, WI.

Rothe replaces Nick Gangestad who announced his plans to retire on May 7. Gangestad served in the role since 2021 when he came out of retirement to join the industrial automation leader.

“I want to thank Nick for his commitment to Rockwell’s mission over the last few years. He helped guide us through a global pandemic and supply chain disruptions while continuing to invest in the future through new product development and strategic acquisitions. I wish him well in his retirement.” Moret said.

About Rockwell Automation

Rockwell Automation Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 29,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing the Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Media contact:

Ed Moreland

Head of Government Affairs and Corporate Communications

+1 571-296-0391

Edward.Moreland@RockwellAutomation.com

Investor Relations contact:

Aijana Zellner

Head of Investor Relations and Market Strategy

+1 414-382-8510

azellner@rockwellautomation.com

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